Exhibit 10.5
OMNICELL, INC.

PERFORMANCE CASH AWARD GRANT NOTICE

(2009 EQUITY INCENTIVE PLAN)
Omnicell, Inc. (the “Company”), pursuant to the Company’s 2009 Equity Incentive Plan (the “Plan”), hereby grants to Participant a Performance Cash Award for a Performance Cash Award as set forth below (the “Award”). This Award is subject to all of the terms and conditions as set forth herein and in the Management Equity Award Agreement (“Agreement”) and the Plan, each of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined in this Grant Notice but defined in the Plan shall have the same definitions as in the Plan. Except as otherwise expressly provided herein, in the event of any conflict between the terms in the Award and the Plan, the terms of the Plan shall control.
Participant:
Date of Grant:
Maximum Performance Cash Award Value:

Vesting Schedule:  Subject to Participant’s continued services through December 31, 2012, this Award will vest as follows:

“Organic Goals” -- [$_________] will vest upon the Committee’s determination that the company revenue, excluding any revenue generated from acquisitions made during 2012 or 2013 (organic revenue), for 2013 is at least [$__________] and another [$__________] will vest upon the Committee’s determination that the company revenue, excluding any revenue generated from acquisitions made during 2012 or 2013 (organic revenue), for 2013 is at least [$____________]; provided that, in each case, the Company’s non-GAAP pro-forma operating margin remains at least 12% or greater at year-end 2013, excluding expenses associated with acquisitions.

“Inorganic Goals” -- In addition, [$__________] will vest upon the Committee’s determination that the Acquisition Run Rate Revenue is [$__________] or above by December 31, 2013. Acquisition Run Rate Revenue is calculated by summing the quotients derived by dividing the actual revenue generated from each acquisition completed during the year by the number of days that the Company owned the acquired entity and multiplying that sum by 365. If the acquisition run rate revenue is below [$_________], but acquisitions have been made that the Committee deems to be transformative to the company, [$________] will vest in the sole discretion of the Committee.

Payment Schedule: The Company shall pay Participant in settlement of a vested Performance Cash Award as provided in Section 4 of the Agreement.
Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the award of the Performance Cash Incentives and supersede all prior oral and written agreements on that subject with the exception of Awards previously granted and delivered to Participant under the Plan.
Participant shall provide written notification to the Company no later than thirty (30) days following Participant’s receipt of this Grant Notice of any objection by Participant to the terms of the Award as set forth herein. Any such notification must be provided as set forth in Section 13 of the attached Agreement. Participant’s failure to provide such written notification within such thirty (30) day period shall constitute Participant’s affirmative agreement to all the terms of the Award as set forth in this Grant Notice, the Agreement and the Plan.

ATTACHMENTS:	Performance Cash Award Agreement and 2009 Equity Incentive Plan

OMNICELL, INC.
2009 EQUITY INCENTIVE PLAN
PERFORMANCE CASH AWARD AGREEMENT

Pursuant to the Performance Cash Award Grant Notice (“Grant Notice”) and this Performance Cash Award Agreement (“Agreement”), Omnicell, Inc. (the “Company”) has granted you a Performance Cash Award pursuant to the Company’s 2009 Equity Incentive Plan (the “Plan”) for up to the Maximum Value of your Performance Cash Award as indicated in your Grant Notice (collectively, the “Award”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.
The details of your Award, in addition to those set forth in the Grant Notice, are as follows.
1.GRANT OF THE AWARD. Subject to adjustment and the terms and conditions as provided herein and in the Plan, your Performance Cash Award represents the opportunity to vest in and receive a cash payment equal to an amount up to the Maximum Performance Cash Award Value, as specified in your Grant Notice and determined on the applicable vesting date. This Award was granted in consideration of your services to the Company. Except as otherwise provided herein, you will not be required to make any payment to the Company (other than past and future services to the Company) with respect to your receipt of the Award, the vesting of the Performance Cash Incentives or the settlement of your Award.
2.    VESTING. Subject to the limitations contained herein, the Performance Cash Incentives granted to you will vest as provided in the Vesting Schedule set forth in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Status as an Employee.
3.    SETTLEMENT OF PERFORMANCE CASH INCENTIVE. In settlement of the portion of your Performance Cash Award that vests, the Company shall pay you in cash an amount equal to the amount that vests pursuant to the terms of the vesting schedule, as determined on the applicable vesting date. The settlement of your vested Performance Cash Award shall occur at the next practicable payroll period following the Committee’s determination but not later than 60 days following the applicable vesting date and not later than December 31, 2014.
4.    EXECUTION OF DOCUMENTS. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Award.
5.    TERMINATION OF CONTINUOUS SERVICE. Your Performance Cash Award shall automatically terminate and cease to remain outstanding immediately upon the cessation of your Continuous Service as an Employee. You shall have no further right to receive consideration pursuant to such cancelled Performance Cash Incentives.
6.    NON-TRANSFERABILITY OF THE AWARD.. Your Award is not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive any payment pursuant to this Agreement.
7.    AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract,

and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or any Affiliate, or on the part of the Company or any Affiliate to continue such service. In addition, nothing in your Award shall obligate the Company or any Affiliate, their respective members, boards of managers, managers, or employees to continue any relationship that you might have as an Employee of the Company or any Affiliate.
8.    NO EQUITY OR OWNERSHIP INTEREST. The grant of the Award to you does not create or convey any equity or ownership interest in the Company nor any rights commonly associated with any such interest, including, but not limited to, the right to vote on any matters put before the Company’s stockholders. The Award and the Performance Cash Incentives subject to the Award do not constitute securities of the Company.
9.    WITHHOLDING OBLIGATIONS.
(a)    On or before the time you receive a distribution pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the consideration issuable to you and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate which arise in connection with your Award (the “Withholding Taxes”). The Company may satisfy all or any portion of the obligation for Withholding Taxes relating to your Award by withholding from any compensation otherwise payable to you by the Company, whether pursuant to your Award or otherwise. Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any consideration pursuant to your Performance Cash Incentives.
(b)    In the event the Company’s obligation to withhold arises prior to the delivery to you of consideration pursuant to your Performance Cash Incentives or it is determined after the delivery of consideration to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
10.    UNSECURED OBLIGATION. As of the Date of Grant specified in your Grant Notice, the Company will credit to a bookkeeping account maintained by the Company for your benefit, the Maximum Performance Cash Award Value subject to your Award. Your Award is unfunded, and even as to any portion of the Performance Cash Award which becomes vested, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue any consideration pursuant to this Agreement. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
11.    TAX CONSEQUENCES. You have reviewed with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. You are relying solely on such advisors and not on any statements or representations of the Company or any of its agents. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of your Award.
12.    NOTICES. Any notice or request required or permitted hereunder shall be given in writing to each of the other parties hereto and shall be deemed effectively given on the earlier of (a) the date of personal delivery, including delivery by express courier, or (b) the date that is five days after deposit in the United States Post Office (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed at the following addresses, or at such other address(es) as a party may designate by ten days’ advance written notice to each of the other parties hereto:

COMPANY:        Omnicell Inc.

[Address]
Attn: General Counsel
YOU:                Your address as on file with the Company’s
Human Resources Department at the time notice is given

Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
13.    MISCELLANEOUS.
(a)    The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.
(b)    You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)    You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.
(d)    This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)    All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
14.    HEADINGS. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.
15.    GOVERNING PLAN DOCUMENTS. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as otherwise expressly provided herein in the event of any conflict between the terms in the Award and the Plan, the terms of the Plan shall control.
16.    SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

17.    CHOICE OF LAW. The interpretation, performance and enforcement of this Agreement will be governed by the law of the state of California without regard to such state’s conflicts of laws rules.
18.    AMENDMENT. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as provided in the next sentence, no such amendment adversely affecting your rights hereunder may be made without your written consent. The Committee reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant pursuant to Section 8(j) of the Plan or as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.
.
* * * * *